SEVERANCE AND NON-COMPETITION AGREEMENT

        This  SEVERANCE AND NON-COMPETITION AGREEMENT (“Agreement”) is made and entered into by and between Argyle Security, Inc., a Delaware corporation (the “Company”), and Mr. Matthew A. Kepke, an individual (the “Employee”), effective as of February 1, 2009 (the “Effective Date”).  Capitalized terms not otherwise defined shall have the meaning ascribed to such terms in Schedule I.

        A.           Whereas, the Company is a corporation organized under the laws of the State of Delaware and is conducting business in San Antonio, Bexar County, Texas and New York City, New York County, New York.

        B.           Whereas, the Company and the Employee desire to establish certain terms and conditions related to their employment relationship on the terms set forth in this Agreement.

        NOW, THEREFORE, in consideration of (i) the mutual covenants herein contained (ii) Employee’s current and ongoing exposure to Confidential Information  (as defined in Section 2.1 of this Agreement) of the Company, (iii) employment of Employee upon the terms, conditions and covenants set forth between Company and Employee and each act performed pursuant hereto, and (iv) other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

I.
Term of Employment

1.1           Term.  The Employee’s employment shall be “at will,” meaning that either the Employee or the Company shall be entitled to terminate the employment at any time and for any reason, with or without Cause (hereinafter defined).  Any contrary representations that may have been made to the Employee shall be superseded by this Agreement.  This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at-will” nature of the Employee’s employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

1.2           Rights Upon Termination. Except as expressly provided in this Section 1.2, upon the termination of the Employee’s employment, the Employee shall only be entitled to the compensation and benefits earned up through the date of termination.  Employee’s right to compensation for periods after the Employee’s employment with the Company terminates shall be determined in accordance with the following:

            (a)           Change of Control/Termination Without Cause or for Good Reason.  In the event the Employee’s employment with the Company is terminated within the two (2) year period immediately following the occurrence of a Change of Control, either (i) by the Company without Cause, or (ii) by the Employee for Good Reason, then the Employee shall, subject to Employee’s execution of a separation and release agreement provided by the Company (the “Separation Agreement”), and subject further to the applicable requirements of Section 1.2(i):

            (i)  receive a lump sum payment in the amount of (a) 2 times (Employee’s base salary in effect on the date of termination (“Salary”) plus Employee’s target bonus (“Bonus”)) plus (b) Employee’s current year bonus earned up through the date of termination (calculated by taking Employee’s annual target bonus times a fraction, the numerator of which is the number of days Employee was employed during the year of termination and the denominator of which is 365), with such target bonus and current year bonus determined in accordance with the Company’s  bonus plan then in effect which is applicable to Employee.   The lump sum payment to be paid under this clause (i) shall be paid within thirty (30) days following the date of Employee’s termination; and

            (ii)  receive a lump sum payment equal to 24 times the monthly premium cost (determined as of the date of termination) for Employee’s medical insurance under the Company’s benefit plans then in effect, with such amount to be paid within thirty (30) days following the date of Employee’s termination;

            (b)           Termination Without Cause or for Good Reason.  In the event Employee’s employment with the Company is terminated before the occurrence of a Change of Control or more than two (2) years after the occurrence of a Change of Control, either (i) by the Company without Cause , or (ii) by the Employee for Good Reason , then the Employee shall, subject to Employee’s execution of a Separation Agreement:

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            (i)  receive an amount of (a) 1 times (Employee’s Salary plus Employee’s target bonus) plus (b) Employee’s current year bonus earned up through the date of termination (calculated by taking Employee’s annual target bonus times a fraction, the numerator of which is the number of days Employee was employed during the year of termination and the denominator of which is 365), with such target bonus and current year bonus determined in accordance with the Company’s  bonus plan then in effect which is applicable to Employee. All such amounts to be paid hereunder shall be paid in equal monthly installments beginning on the thirtieth (30th) day following the date of Employee’s termination and continuing on the same day in each subsequent month for a period of 11 months thereafter; and

            (ii)  receive monthly payments in the amount necessary to continue Employee’s medical benefits coverage in effect at the time of termination with such amounts to be paid out in monthly installments at the same times as the payments in (b) (i) above for a period of 12 months following the date of such termination;

            (c)           Death.  If Employee dies during the term of employment, Employee’s employment and this Agreement shall automatically terminate as of the date of Employee’s death. Upon such termination, the Company shall have no further obligation to Employee or his estate, except to pay to the estate any accrued, but unpaid, Salary up through the date of such termination, plus Bonus, plus those benefits payable in accordance with (b) (i) above.

            (d)           Disability.  If, during the term of employment, Employee is prevented from performing his duties for Company by reason of becoming totally disabled, then the Company, on prior notice to Employee, may terminate Employee’s employment and this Agreement.  For purposes of this Agreement, Employee shall be deemed to have become totally disabled when (i) he receives “total disability benefits” under the Company’s disability plan (whether funded with insurance or self-funded by the Company), if such a plan is maintained by the Company, or (ii) the Company’s  Board (exclusive of Employee if he sits on the Board), upon the written report of a qualified physician (after complete examination of Employee) designated by the Board, determines that Employee has become physically and/or mentally incapable of performing his duties under this Agreement on a permanent basis.  In the event of termination of Employee under this subsection (d), the Company shall pay Employee any accrued but unpaid Salary, as of the date on which such permanent disability is determined, but then remains unpaid, plus those benefits payable in accordance with (b) (i) and (ii) above.. The provisions of the preceding sentence shall not affect Employee’s rights to receive payments under the Company’s disability insurance plan, if any, or under any individual disability insurance plan that the Employee may have in place.

            (e)           Notwithstanding anything to the contrary contained in this Section 1.2, to the extent that the Employee is determined to be a "key employee" (as defined in Section 416(i) of the Code but without regard to paragraph (5) thereof), the payment or payments under this Section 1.2 which constitute "nonqualified deferred compensation" under Section 409A of the Code shall be made to the Employee no earlier than the earlier of the last day of the sixth complete calendar month following the termination of the Employee's employment with the Company, or (ii) the date of the Employee's death, consistent with the requirements of Section 409A of the Code. Any payment or payments delayed by reason of the immediately preceding sentence shall be paid to the Employee in a single lump sum on the first day following the last day of the sixth complete calendar month following the date of the termination of the Employee's employment with the Company, in order to catch up to the original payment schedule. Notwithstanding the immediately preceding 2 sentences, no delay shall be required to the extent that such payments (i) are payable during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4), and/or (ii) do not exceed an amount equivalent to 200% of the lesser of (A) the Employee's annualized compensation from the Company for the Employee's taxable year immediately preceding his or her taxable year in which the Employee's termination of employment with the Company occurs, or (B) the maximum amount of compensation that may be taken into account under tax-qualified retirement plans pursuant to Section 401(a)(17) of the Code, for the calendar year in which the termination of the Employee's employment with Company occurs.

            (f)           Excess Parachute Payments.  (i) If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to the Employee by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Employee participates or is a party, other than amounts payable under this Section 1.2(f) (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), and the present value of such Payments (calculated in a manner consistent with that set forth in the applicable regulations promulgated under Section 280G of the Code) is equal to or less than $25,000.00 greater than the threshold at which such amount becomes an “excess parachute payment,” then the amount of the Payments payable to the Employee under this Agreement shall be reduced (a “Reduction”) to the extent necessary so that no portion of such Payments payable to the Employee is subject to the Excise Tax.

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            (ii) In the event it shall be determined that the amount of the Payments payable to the Employee is more than $25,000.00 greater than the threshold at which such amount becomes an “excess parachute payment,” then the Employee shall be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment (and any interest and penalties imposed with respect thereto), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any interest and penalties imposed with respect thereto) imposed upon the Payments.

            (iii) All determinations required to be made under Section 1.2(f), including whether and when a Gross-Up Payment or a Reduction is required, the amount of such Gross-Up Payment or Reduction and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and the Employee (the “Auditor”); provided that in the event a Reduction is determined to be required, the Employee may determine which Payments shall be reduced in order to comply with the provisions of Section 1.2 (f). The Auditor shall promptly provide detailed supporting calculations to both the Company and Employee following any determination that a Reduction or Gross-Up Payment is necessary. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to Section 1.2(f), shall be paid by the Company to the Employee within five (5) days of the receipt of the Auditor’s determination. All determinations made by the Auditor shall be binding upon the Company and the Employee; provided that if, notwithstanding the Auditor’s initial determination, the Internal Revenue Service (or other applicable taxing authority) determines that an additional Excise Tax is due with respect to the Payments, then the Auditor shall recalculate the amount of the Gross-Up Payment or Reduction Amount, if applicable, based upon the determinations made by the Internal Revenue Service (or other applicable taxing authority) after taking into account any additional interest and penalties (the “Recalculated Amount”) and the Company shall pay to the Employee the excess of the Recalculated Amount over the Gross-Up Payment initially paid to the Employee or the amount of the Payments after the Reduction, as applicable, within five (5) days of the receipt of the Auditor’s recalculation the Gross-Up Payment.

II.
Restrictive Covenants

2.1           Trade Secrets and Proprietary and Confidential Information.  Employee recognizes and acknowledges that Employee has acquired in the past, is presently acquiring, and will continue to acquire in the future during his employment with the Company, access to certain trade secrets and confidential and proprietary information of the Company, including, but not limited to: (i) technical information,  know-how, trade secrets, financial data, marketing and sales plans, customer and supplier lists, Developments (as defined in Section 2.6 of this Agreement) and other commercial information relating to the Company’s business and (ii) certain information that the Company has acquired or received from third parties in confidence (collectively, the “Confidential Information”).  Employee acknowledges that the Confidential Information he obtains through his employment hereunder constitutes valuable, special and unique property of the Company and that the Company would suffer great loss and damage if he should violate the covenants set forth in this Agreement.  Employee acknowledges that such covenants and conditions are reasonable and necessary for the protection of the Company’s business.

2.2           Nondisclosure of Trade Secrets, Proprietary and Confidential Information. Employee agrees that, without the prior written approval of the Company, Employee shall not during the Term of Employment or thereafter for any reason disclose any of the Confidential Information of the Company  to any person,  firm, company or other entity (except for authorized personnel of the Company) for any reason or purpose whatsoever; provided, however, that this Section shall not apply to the extent that Employee shall be required to provide information pursuant to a valid, lawful subpoena or court order so long as Employee shall have made his best efforts in good faith to cause the court of relevant jurisdiction, to the greatest extent possible, to limit the scope of such subpoena or order and protect the confidentiality of the information so disclosed.

2.3           Solicitation of Employees.  Employee agrees that during the term of employment and for a period of two (2) years following termination of Employee’s employment hereunder, he will not, directly or indirectly, by himself or by acting in concert with others, employ or attempt to employ or solicit for employment with any business that is competitive with the Company, any of the Company’s employees, contractors, or other personnel, or seek to influence any employees, contractors, or other personnel of the Company to leave their employment or other engagement with the Company.

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2.4           Solicitation of Business of Company.  Employee covenants and agrees that during the term of employment and for a period of two (2) years following termination of Employee’s employment hereunder, Employee will not attempt, directly or indirectly, by himself or acting in concert with others, to influence any of the Company’s clients, suppliers or other business associates not to do business with or not to continue to do business with the Company or any of its affiliates.

2.5           Non-Competition.  Because Employee's services to the Company are special and because the Company agrees to provide Confidential Information of the Company to Employee from the moment of execution of this Agreement and on an ongoing basis throughout the term of employment,  Employee covenants and agrees that during his term of employment and for a period of two (2) years thereafter, Employee will not, without the prior written consent of the Company, directly or indirectly, either on his own behalf or on behalf of or in connection with any person, partnership, limited liability company, corporation, professional company or otherwise, engage in any business that would be directly or indirectly competitive with the Company (including any subsidiaries and affiliates) as of the date of Employee's termination in any market served by the Company.

2.6           Survival of Covenants.  The provisions of this Article II shall survive any expiration or termination of this Agreement and shall continue to bind the parties hereto in accordance with the terms hereof.  The covenants contained in this Article II shall be construed as covenants or agreements independent of any other provision of this Agreement, and the allegation or existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained herein.

2.7           Reformation.  If any provision of this Article II should be found by any court of competent jurisdiction to be unenforceable by reason of being too broad as to the period of time, territory or scope set forth therein, then that provision shall be modified to reflect the maximum period of time, the largest territory or the broadest scope, as the case may be, that would be found enforceable by such court.

2.8           Remedies.  In the event of breach or threatened breach by Employee of any provision of this Article II, the Company shall be entitled to relief by temporary restraining order, temporary injunction, permanent injunction or otherwise in addition to other legal and equitable relief to which the Company may be entitled, including any and all monetary damages that the Company may incur as a result of said breach, violation or threatened breach or violation.  The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation or threatened breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation or threatened breach or violation, or as to any other breach, violation or threatened breach or violation.

III.
Miscellaneous Provisions

3.1           Binding Arbitration.  Any controversy between the Company and Employee involving the construction or application of any of the terms, covenants or conditions of this Agreement shall, on the written request of one party served on the other, be submitted to arbitration. Such arbitration shall comply with and be governed by the provisions of the Texas General Arbitration Act, Sections 171.001 through 171.098 of the Texas Civil Practice and Remedies Code. The Company and Employee shall each appoint one person as an arbitrator to hear and determine the dispute, and if they shall be unable to agree, then the two arbitrators so chosen shall select a third impartial arbitrator whose decision shall be final and conclusive upon the Company and Employee. The expense of arbitration proceedings conducted under this Section 3.1 shall be borne by the parties in such proportions as the arbitrators decide.  This provision shall not prohibit the Company from seeking any injunctive relief from a court at any time.

3.2           Notices.  Whenever, in connection with this Agreement, any notice is required to be given or any other act or event is to be done or occur on or by a particular number of days, and the date thus particularized should be a Saturday, Sunday, or holiday in the City of San Antonio, Texas, that date shall be postponed to the next day that is not a Saturday, Sunday, or holiday in the City of San Antonio, Texas.  If a notice or other document is required to be given hereunder to the Company or Employee, that notice or other document shall be personally delivered, sent by a nationally recognized overnight courier or be mailed to the party entitled to receive the same by registered or certified mail, return receipt requested, at the appropriate address set forth below or at such other address as such party shall designate in a written notice given in accordance with this Section:

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Company:	Employee:

Argyle Security, Inc.	Mr. Matthew A. Kepke
Attn: Donald F. Neville, CFO	68 Soundview Drive
12903 Delivery Drive	Port Washington, NY 11050
San Antonio, Texas 78247

Notice shall be deemed given on the date of actual delivery if delivered in person or by nationally recognized overnight courier, or, if mailed, then on the date noted on the return receipt.

3.3             Binding Effect.  The rights and obligations of the parties shall inure to the benefit of and shall be binding upon their respective heirs, representatives, successors and assigns, as the case may be.

3.4           Severability.  If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain  in full force and effect as if the provision that was determined to be void, illegal or unenforceable had not been contained herein.

3.5           Waiver, Modification and Integration.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.  This instrument contains the entire agreement of the parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated. This Agreement may be modified, altered or amended by the Company at any time.

3.6           GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND ACTIONS HEREON SHALL BE BROUGHT EXCLUSIVELY IN BEXAR COUNTY, TEXAS.

3.7           Counterpart Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

3.8           Captions.  The captions herein are inserted for convenience only and shall not affect the construction of this Agreement.

3.9           Assignment.  In the event of any merger or consolidation of the Company with any other corporation, partnership, limited liability company or other entity or company, sale by the Company of a major portion of its assets or of its business and good will, or any other corporate reorganization involving the Company, this Agreement may be assigned and transferred to such successor in interest as an asset of the Company upon such assignee assuming the Company’s obligations under this Agreement. Upon any such assignment, Employee shall continue to perform his duties and obligations according to the terms of this Agreement. Employee shall not have any right to delegate or transfer any duty or obligation to be performed by her under this Agreement to any third party.

3.10.           Attorneys’ Fees and Costs.  If any dispute arising under this Agreement is finally adjudicated by a court of competent jurisdiction, the party that prevails shall be entitled to recover its legal fees and costs, including reasonable attorneys’ fees, from the other party.

3.11.           Gender.  References in this Agreement to the male gender shall be deemed to include the female and neuter genders and vice-a-versa, unless otherwise stated or unless the circumstances eliminate such inclusion.

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3.12.           Drafting.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

3.13           Construction and Interpretation of the Word “or”.  For the purposes of this Agreement, the word “or” shall be deemed to include both the disjunctive and conjunctive (i.e. “and/or”) where appropriate and to reflect the manifest intent of the parties.

3.14           Section 409A. All payments of "nonqualified deferred compensation" (within the meaning of Section 409A of the Code) by the Company to the Employee are intended to comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted consistent therewith. Neither the Company or the Employee, individually or in combination, may accelerate any such deferred payment, except in compliance with Section 409A of the Code, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A of the Code.  Notwithstanding anything to the contrary contained in Section 3.5, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder to not be in compliance with the requirements of Section 409A of the Code.  Unless otherwise expressly provided, any payment of compensation by the Company to the Employee, whether pursuant to this Agreement or otherwise, shall be made on or before the fifteenth day of the third calendar month next following the later of the end of the calendar year or the end of the Company's fiscal year, in either case in which the Employee's right to such payment vests (ie, is not subject to a "substantial risk of forfeiture" for purposes of Section 409A of the Code).

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

Company:

ARGYLE SECURITY, INC.

By:	/s/ Ron Chaimovski
Name: Ron Chaimovski
Title: Executive Chairman

Employee:

By:	/s/ Matthew A. Kepke
MATTHEW A. KEPKE

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SCHEDULE I
DEFINITIONS SCHEDULE

Change of Control  means the earliest to occur of the following:

(i)  the public announcement by the Company or any person (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company) (“Person”) that such Person, who or which, together with all “affiliates” and “associates” (within the meanings of such terms under Rule 12b-2 of the Exchange Act) of such Person, shall be the beneficial owner of (fifty percent (50%) or more of the Company’s voting stock then outstanding;

(ii)  the commencement of, or after the first public announcement of any Person to commence, a tender or exchange offer the consummation of which would result in any Person becoming the beneficial owner of the Company’s voting stock aggregating fifty percent (50%) or more of the Company’s then outstanding voting stock;

(iii)  the announcement of any transaction relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission under the Exchange Act;

(iv)  a proposed change in the constituency of the Company’s Board of Directors (the “Board”) such that, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for election by the shareholders of the Company of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were members of the Board at the beginning of the period;

(v)  the Company enters into an agreement of merger, consolidation, share exchange or similar transaction with any other corporation other than a transaction which would result in the Company’s voting stock outstanding immediately prior to the consummation of such transaction continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) at least two-thirds (2/3) of the combined voting power of the Company’s or such surviving entity’s outstanding voting stock immediately after such transaction;

(vi)  the Board approves a plan of liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets to a person or entity which is not an affiliate of the Company; or

(vii)  Any other event which shall be deemed by a majority of the members of the Board to constitute a “Change of Control.”

Cause means termination of Employee, upon written notice, limited to one or more of the following reasons:

                (i)  fraud, misappropriation or embezzlement by Employee in connection with the Company as determined by the affirmative vote of at least a majority of the Board (exclusive of Employee if he sits on the Board), or any other act of personal dishonesty, fraud or misrepresentation taken by Employee which was intended to result in substantial gain or personal enrichment for Employee at the expense of the Company;

                (ii)  mismanagement or neglect of Employee’s duties as determined by the affirmative vote of at least a majority of the Board (exclusive of Employee if he sits on the Board);

                (iii)  willful and unauthorized disclosure of Confidential Information (as defined in Section 2.1 of this Agreement);

                (iv)  Employee’s breach of any material term or provision of this Agreement, after written notice to Employee of the particular details of the breach and the failure of Employee to cure the breach within thirty (30) days thereafter;

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                (v)  failure or refusal of the Employee to comply with the policies, procedures, standards or regulations of the Company, as may be in effect from time to time;

                (vi)  Employee’s conviction of a felony or other crime;

                (vii)  Employee’s breach or violation of any other Company policy, procedure or agreement after written notice to Employee of the particular details of the breach and the failure of Employee to cure such breach within thirty (30) days thereafter

Good Reason any of the following which occur without the Employee’s consent, but only to the extent that (a) the termination of employment occurs within one (1) year following the initial existence of any of the events  set forth in (i), (ii) or (iii) below, (b) Employee provides written notice to the Company of the occurrence of any of the events set forth in (i), (ii), or (iii) below within ninety (90) days from the date of its initial existence, and (c) the Company fails to cure the occurrence within thirty (30) days after receipt of written notice from Employee:

(i)  reduction of Employee’s Salary unless such reduction is generally applicable to all senior executives as determined by the Board;

(ii)  the Employee’s duties and or responsibilities are materially reduced;

(iii)  relocation of Employee’s regular work address to a location which requires Employee to travel more than 50 miles from his residence.

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